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As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-151896

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
on Form S-3
Registration Statement Under the Securities Act of 1933

FGX INTERNATIONAL HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands	98-0475043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 George Washington Highway Smithfield, Rhode Island 02917 (401) 231-3800 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey J. Giguere
Executive Vice President, General Counsel and Secretary
FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island 02917
(401) 231-3800
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Matthew C. Dallett
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
(617) 239-0100

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling shareholder.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        On June 24, 2008, the registrant filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-151896) to register the resale of up to 7,287,287 ordinary shares by the selling shareholder identified in the accompanying prospectus. The registration statement on Form S-1 was declared effective by the Commission on July 25, 2008. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the registration statement on Form S-1 into a registration statement on Form S-3. All filing fees payable in connection with the registration of the ordinary shares covered by the registration statement were paid by the registrant at the time of the initial filing of the registration statement on Form S-1.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2009

PROSPECTUS

         FGX INTERNATIONAL HOLDINGS LIMITED

7,287,287 ORDINARY SHARES

        This prospectus relates to the resale from time to time of up to 7,287,287 ordinary shares by the selling shareholder described in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholder. We are registering these shares so that the selling shareholder can sell them from time to time in the public market, in amounts, at prices and on terms determined by it at the time of its offering. The selling shareholder may sell these shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" below.

        Our ordinary shares are quoted on the NASDAQ Global Market under the symbol "FGXI." On February 2, 2009, the reported closing price per share of our ordinary shares was $13.19.

        You should read this prospectus carefully before you invest. Investing in these securities involves significant risks. See "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2009

 ABOUT THIS PROSPECTUS

        This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" appearing below before deciding to invest in our shares.

        References in this prospectus to "we", "us" and "our" are to FGX International Holdings Limited and its subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our ordinary shares under this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

i

PROSPECTUS SUMMARY

        The following is only a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our ordinary shares involves risks. Therefore, you should carefully consider the information below provided under the heading "Risk Factors."

Business

        We are a business company incorporated under the laws of the British Virgin Islands ("BVI"). We conduct business through our Delaware subsidiary, FGX International Inc., and its operating subsidiaries. We are a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision® and SolarShield®.

        Our largest shareholder, Berggruen Holdings North America Ltd. (together with its predecessors, "BHNA"), acquired AAi.FosterGrant, Inc. ("AAIFG") in a series of transactions between 2000 and 2003. We were incorporated on September 22, 2004 to hold the stock of AAIFG and, in October 2004, we acquired Magnivision, Inc. On October 24, 2007, we undertook an initial public offering in which we sold 6,666,667 of our ordinary shares at a price to the public of $16.00 per share and certain shareholders, including BHNA, sold 7,133,333 shares. We received approximately $97.2 million in net proceeds (after deducting aggregate underwriting discounts, commissions and expenses of approximately $9.5 million), which we used to repay indebtedness and related costs.

        Our registered office is located at Midocean Chambers, P.O. Box 805, Road Town, Tortola, British Virgin Islands. Our principal executive offices are located at 500 George Washington Highway, Smithfield, Rhode Island 02917 and our telephone number is (401) 231-3800. Our web site address is www.fgxi.com. Unless specifically incorporated by reference, information contained in our web site is not a part of this prospectus.

The Offering

Background	Pursuant to a registration rights agreement with BHNA, we filed a registration statement on Form S-1 with the SEC to register the sale of our ordinary shares by BHNA and its transferees and associates. We have filed a Post-Effective Amendment to Form S-1 on Form S-3, of which this prospectus is a part, to convert the registration statement on Form S-1 into a registration statement on Form S-3.
Ordinary shares offered by the selling shareholder	Up to 7,287,287 shares
Use of proceeds	We will not receive any proceeds from the sale of ordinary shares by the selling shareholder.
The NASDAQ Global Market symbol	FGXI

RISK FACTORS

        In addition to the risks related to this offering, our ordinary shares and our business operations described below, you should consider the additional risks set forth under "Risk Factors" included in Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our Quarterly Report on Form 10-Q for the period ended October 4, 2008, which are incorporated by reference in this prospectus.

        Our business and, accordingly, an investment in our securities, involves significant risks, including but not limited to those described in the "Risk Factors" section of the Form 10-K and the Form 10-Q referred to above and those set forth below. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition and results of operations could be seriously harmed. In that event, the trading price of our shares could decline and you may lose all or part of your investment.

We may be unable to realize the value that we believe exists in businesses that we acquire.

        To realize the value that we believe exists in Dioptics Medical Products, Inc., which we acquired on November 26, 2008, and future businesses that we acquire, if any, we must successfully integrate them into our holding company organization. If we are unable to effectively manage their operations or are unable to retain their key employees, we may not realize the value that we believe such businesses hold. In addition, failure to successfully integrate these businesses may have a material adverse effect on our results of operations and financial condition.

Risks Related to this Offering

Future sales of our ordinary shares in the public market could cause our share price to fall.

        If we or our existing shareholders sell substantial amounts of our ordinary shares in the public market after this offering, or if it is perceived that such sales might occur, the market price of our ordinary shares could decline. In addition, if these sales or perceptions were to occur or arise, we might find it more difficult to sell equity securities in the future at a time and at a price that we deem desirable.

The market price of our ordinary shares has been and may continue to be highly volatile.

        Prior to the completion of our initial public offering in October 2007, there was no public market for our ordinary shares. Since our initial public offering, the trading price of our ordinary shares has fluctuated from a high of $18.89 to a low of $7.37. The market price of our ordinary shares may continue to be highly volatile. This volatility may be influenced by many factors, some of which are beyond our control and are unrelated to our operating performance, including those described in the "Risk Factors" sections of the Form 10-K and Form 10-Q referred to above and the following:

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  the failure of securities analysts to continue to cover our company or changes in recommendations or financial estimates by analysts;

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  changes in market valuation or earnings of our competitors;

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  variations in quarterly operating results;

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  availability of capital;

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  general economic conditions;

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  terrorist acts;

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  future sales of our ordinary shares; and

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  investor perception of us and our industry.

        If the market price of our ordinary shares continues to be volatile, you may not be able to resell your ordinary shares at or above your purchase price.

Low trading volume of our ordinary shares may limit your ability to sell your shares or may result in lower sale prices.

        During the last three months, the average daily trading volume of our ordinary shares was approximately 100,000 shares, or about 0.45% of our ordinary shares outstanding as of February 2, 2009. As a result, you may have difficulty selling a large number of our ordinary shares in the manner or at a price that might be attainable if our ordinary shares were more actively traded. In addition, the market price of our ordinary shares may not be reflective of their underlying value.

Because we do not intend to pay dividends on our ordinary shares, your only opportunity to achieve a return on your investment is if the price of our ordinary shares appreciates.

        We have paid no cash dividends on our ordinary shares to date and we currently do not plan to declare dividends on our ordinary shares in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our credit facility restricts our ability to pay cash dividends. Agreements governing future indebtedness will likely contain similar restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our ordinary shares appreciates and you sell your ordinary shares at a profit.

Our largest shareholder may continue to exert significant influence over us.

        Prior to the offering, BHNA, together with its affiliates, was our largest shareholder, owning approximately 33% of our outstanding ordinary shares. To the extent BHNA and its affiliates retain significant ownership of our ordinary shares following the sale of any shares pursuant to this prospectus, they will continue to have the ability to significantly influence all matters requiring shareholder approval, including the nomination and election of directors, the determination of our corporate and management policies and the determination of the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition, two of our six directors are officers of BHNA's parent company. The interests of BHNA, or its affiliates, may not coincide with the interests of other holders of our ordinary shares.

Because we are incorporated under the laws of the BVI, it may be more difficult for our shareholders to protect their rights than it would if they were shareholders of a corporation incorporated in another jurisdiction.

        Our corporate affairs are governed by the BVI Business Companies Act, 2004 (British Virgin Islands) and by our Memorandum and Articles of Association. The rights of our shareholders under BVI law are governed by the laws of the BVI and English common law. The interpretation of these laws, in particular the Business Companies Act adopted in 2004, is not as clearly established and developed as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty in protecting your interests in the face of actions by our management, directors or principal shareholder than would shareholders of a corporation incorporated in a jurisdiction in the United States.

        In addition, BVI law permits our board of directors to refuse to permit a shareholder to review, copy or inspect certain documents including the list of shareholders or directors or minutes and resolutions of shareholders, if our board believes it would be contrary to our interest to allow review, copy or inspection. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Furthermore, BVI law only allows a minority shareholder to bring a derivative action on behalf of the company with a court's permission. As a result, it may be more difficult to bring derivative actions under BVI law than under state law in the United States to protect your interests in the face of actions by our management, directors or principal shareholder.

Because we are incorporated under the laws of the BVI, it may be more difficult for our shareholders to enforce judgments against us than it would if they were shareholders of a corporation incorporated in another jurisdiction.

        Judgments obtained in the courts of any state within the U.S. generally will be recognized and enforced by courts in the BVI (except for judgments regarding penalties, fines, taxes or other fiscal or revenue obligations of ours) if these judgments are final, for a liquidated sum, were not obtained in a fraudulent manner and are not of a kind the enforcement of which is contrary to BVI public policy. There is some doubt as to whether the courts of the BVI would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the U.S., or would hear actions against us or those persons based on those laws. We have been advised by our legal advisors in the BVI that the U.S. and the BVI do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely on U.S. federal or state securities law, would not automatically be enforceable in the BVI.

        As outlined above, there are grounds upon which a BVI court may not enforce the judgments of U.S. courts and some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be permitted under BVI courts as contrary to public policy in the BVI. Similarly, those judgments may not be enforceable in countries other than the U.S. where we have assets. Further, no claim may be brought in the BVI by or against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI; however, a BVI court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI law.

Our Memorandum and Articles of Association contain anti-takeover provisions which may discourage attempts by other companies to acquire or merge with us and which could reduce the market value of our ordinary shares.

        Provisions in our Memorandum and Articles of Association may delay, deter or prevent other persons from attempting to acquire control of us, which could reduce the market value of our ordinary shares. These provisions include:

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  the authorization of our board of directors to issue further classes of shares, including preference shares, without the specific approval of the holders of ordinary shares;

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  the prohibition of action by the written consent of the shareholders; and

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  the requirement that the holders of two-thirds of the outstanding shares entitled to vote at a meeting are required to approve changes to specific provisions of our Memorandum and Articles of Association including those provisions described above and others which are designed to discourage non-negotiated takeover attempts.

        In addition, our Memorandum and Articles of Association permit special meetings of the shareholders to be called only by our Chief Executive Officer or our board of directors upon request by a majority of our directors or the written request of holders of 30% or more of our outstanding voting securities.

Our board of directors may issue further classes of shares, including preference shares, without the specific approval of the holders of ordinary shares.

        Our board of directors may issue further classes of shares, including shares having preferential rights to the ordinary shares, without the specific approval of the holders of ordinary shares. The issuance of such preference shares may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interest, our board of directors could cause preference shares to be authorized and issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Memorandum and Articles of Association grants our board of directors broad power to further amend the Memorandum and Articles of Association to establish the rights and preferences of further classes of shares, including preference shares. The issuance of such further classes of shares, including preference shares, pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to you. In addition, the issuance of further classes of shares could adversely affect your rights, including voting rights in the event a particular class of preference shares is given a disproportionately large number of votes per ordinary share, and may have the effect of delaying, deferring or preventing a change in control that may be favored by shareholders.

WARNING REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in it include forward-looking statements. These include, but are not limited to, statements about our expectations, hopes, beliefs, intentions or strategies regarding the future, as well as statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. They may refer, without limitation, to retail and brand initiatives, upcoming product releases, operational improvements, market growth or acceptance of our products, and future revenue, costs, results of operations, or profitability. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may, but are not necessary to, identify forward-looking statements.

        The forward-looking statements contained or incorporated by reference in this prospectus are based on our current expectations, beliefs and assumptions concerning future developments and their potential effects on us and speak only as of the date of this report. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other factors that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the failure to execute, or the timing of execution of, anticipated customer contracts; deteriorating economic conditions and decreases in consumer spending; the discovery by us or others that our products must be recalled because of defects; the risk that consumers, retailers, shareholders and/or others may bring litigation or other claims against us related to our products that may cause us to incur substantial costs to resolve; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors at our product manufacturers; political instability or changing conditions in transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; material changes in customers' inventory and working capital policies; our ability to successfully integrate Dioptics Medical Products, Inc. into our business; the risk that our credit insurance may not cover all of our outstanding accounts receivable; disruption due to weather, fire or other unforeseen circumstances in our principal distribution center; as well as those factors described or referred to under the heading "Risk Factors" above. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

 USE OF PROCEEDS

        The net proceeds from the disposition of the shares covered by this prospectus will be received by the selling shareholder. We will not receive any proceeds from the disposition of the shares.

SELLING SHAREHOLDER

        On November 17, 2006, we entered into a registration rights agreement with BHNA (the "Registration Rights Agreement"), pursuant to which we filed a registration statement on Form S-1 with the SEC to register the sale of our shares by BHNA and its transferees and associates. We have filed a Post-Effective Amendment to Form S-1 on Form S-3, of which this prospectus is a part, to convert the registration statement on Form S-1 into a registration statement on Form S-3.

        Set forth below is the following information regarding the beneficial ownership of our ordinary shares by the selling shareholder: (1) the name of the selling shareholder; (2) the number of ordinary shares owned by the selling shareholder as of February 2, 2009; (3) the number of shares being offered pursuant to this prospectus; (4) the number of ordinary shares expected to be owned by the selling shareholder upon completion of this offering; and (5) the percentage of our outstanding ordinary shares expected to be owned by the selling shareholder upon completion of this offering.

        We have prepared this table using information furnished to us by the selling shareholder or its representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes the right to acquire voting or investment control of our ordinary shares within 60 days. Unless otherwise indicated below, to our knowledge, BHNA has sole voting and investment power with respect to its ordinary shares. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

        Our registration of the ordinary shares does not mean that the selling shareholder identified below will sell all or any of these securities. Furthermore, the selling shareholder may have sold, transferred or disposed of a portion of its ordinary shares in transactions exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act") since the date on which we filed this prospectus. If, from time to time, additional shareholders entitled under the Registration Rights Agreement notify us of their intent to use this prospectus to dispose of their ordinary shares, we may supplement this prospectus to include those additional shareholders' information even if, because we have not been notified of any prior exempt sales, the table below continues to list ordinary shares previously proposed to be sold by the additional shareholders' transferors.

			Shares Owned upon Completion of this Offering(2)(3)
	Shares Owned Prior to the Offering	Shares Being Offered Hereby
Name(1)			Number	Percent
Berggruen Holdings North America Ltd.(4)	7,287,287	7,287,287	0	0%

(1)
Throughout this prospectus, when we refer to the "selling shareholder," we mean the person listed in the table above, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling shareholder's interests and who are entitled under the Registration Rights Agreement to include their shares in this registration statement.

(2)
Percentages are based upon 22,122,900 ordinary shares that were outstanding as of February 2, 2009.

(3)
Assumes the sale of all shares covered by this prospectus.

(4)
BHNA is a direct, wholly-owned subsidiary of Berggruen Holdings Ltd., a BVI business company ("Holdings"). All the shares of Holdings are owned by Tarragona Trust, a BVI trust. The trustee of

  Tarragona Trust is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Nicolas Berggruen, a director of Holdings, makes investment and voting decisions with respect to BHNA's holdings, and therefore is considered to have beneficial ownership of BHNA's interests in us.

        BHNA and one of its former affiliates, FG Holdings LLC ("FGH"), acquired all of the outstanding shares of AAIFG in a series of transactions during the period from September 22, 2000 through September 8, 2003. In 2000 and 2001, BHNA purchased, for $2,383,000, publicly traded bonds of AAIFG with a face value of $6,080,000. In 2002, all of those bonds were exchanged for 98,290 shares of common stock of AAIFG (8.1% of its common stock outstanding on a fully diluted basis at the time of such transaction) in connection with an equity restructuring in the form of a debt-for-equity swap in which AAIFG's public bondholders became equity holders. In March, July and August 2003, BHNA purchased an additional 48,498 shares, 197,791 shares and 2,698 shares, respectively, of common stock of AAIFG (in the aggregate, 248,987 shares of common stock, or 3.8% of its common stock outstanding on a fully diluted basis at the time of such transaction) from other shareholders for $279,350, $90,365 and $1,233, respectively. On July 1, 2003, AAIFG issued FGH $5.0 million aggregate principal amount of convertible debt for a cash payment of $5.0 million. On August 1, 2003, FGH converted that debt into 1,000 shares of Redeemable Series C Preferred Stock of AAIFG with a face value of $1,000 per share and an 8% cumulative dividend, 3,460,923 shares of common stock of AAIFG (52% of its common stock outstanding on a fully diluted basis at the time of such transaction), and a warrant with a term of five years to purchase 1,945,600 shares of common stock of AAIFG (16% of its common stock outstanding on a fully diluted basis at the time of such transaction) at an exercise price of $1.0 million. An additional 5,537,477 shares of the common stock that FGH was entitled to receive pursuant to the August 1, 2003 debt conversion was delivered on a delayed basis, on September 7, 2003, rather than at the time of conversion. On September 8, 2003, FGH exercised its warrant. In lieu of cash payment of the exercise price, FGH permitted AAIFG to cancel the Redeemable Series C Preferred Stock that FGH held. Following the exercise of the warrant, FGH owned 90%, and BHNA owned 4.2%, of the outstanding shares of common stock of AAIFG. On September 8, 2003, BHNA formed FG Acquisition, Inc., capitalized it with $321,000 and merged FG Acquisition into AAIFG. In connection with the merger, both the authorized and outstanding number of shares of AAIFG were reduced. FGH's shares were reduced to 53.82624 and BHNA's shares were reduced to 5.23, but their respective percentage ownership (90% for FGH and 4.2% for BHNA) did not change. AAIFG then redeemed all of the shares of its common stock held by its minority shareholders for $321,000. Following that redemption, the only shareholders of AAIFG were FGH and BHNA. On September 29, 2004, we issued 13,064,543 ordinary shares to FGH and 1,269,410 ordinary shares to BHNA in exchange for an equivalent number of shares of common stock in AAIFG on a pre-share split basis. We did not receive any cash consideration in this exchange. In May 2006, the common parent of FGH and BHNA contributed FGH to BHNA and FGH merged into BHNA.

        Under the Registration Rights Agreement, BHNA also has "piggyback" registration rights to include their shares in any registration statement we file on our own behalf (other than for employee benefit plans and other exceptions) or on behalf of other shareholders. We are required to pay all expenses in connection with any registrations pursuant to the Registration Rights Agreement. Notwithstanding the other provisions of the Registration Rights Agreement, we are not obligated to effect any registration within 180 days after the effective date of any other offering in which shareholders party to the Registration Rights Agreement were given "piggyback" rights pursuant to the Registration Rights Agreement, if that offering includes at least 80% of the number of shares requested by the shareholders to be included.

        Before our October 2007 initial public offering, we paid fees to BHNA quarterly pursuant to a management services agreement. In fiscal 2005, 2006 and 2007, we paid BHNA $500,000, $500,000 and

$375,000, respectively. The management services agreement terminated upon consummation of our initial public offering in October 2007. Berggruen Holdings, Inc. ("BHI"), an affiliate of BHNA, guaranteed payment of our obligations under our October 24, 2006 settlement agreement with American Greetings Corp. by obtaining a standby letter of credit on our behalf. We made the final payment to American Greetings under the settlement agreement in December 2007. In fiscal 2006 and 2007, we reimbursed BHI $20,000 and $20,000, respectively, for the fees they incurred in connection with the guaranty. In January 2007, we reimbursed BHI approximately $80,000 for fees paid by it related to services provided by an interim Managing Director for our U.K. business, an individual with whom BHI had a pre-existing relationship. In November 2007, we reimbursed BHI approximately $65,000 for our use in October 2007 of its private aircraft during the initial public offering process.

        Jared Bluestein, Chief Operating Officer of Holdings, and Jennifer Stewart, a Managing Director of Holdings, serve as our directors.

PLAN OF DISTRIBUTION

        We are registering the shares offered by this prospectus on behalf of the selling shareholder, which as used herein includes pledgees, donees, assignees, transferees, or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer. The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        To the extent the selling shareholder gifts, pledges or otherwise transfers the shares offered hereby, its transferees may, if so entitled under the Registration Rights Agreement, offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.

        The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

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  through underwriters, broker-dealers or agents;

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  directly to a limited number of purchasers or to a single purchaser;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the effective date of the registration statement of which this prospectus is a part;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option).

        The selling shareholder may sell the shares through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

        The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        In connection with the sale of our ordinary shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholder may also sell our shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholder from the sale of the ordinary shares offered by it will be the price at which it sells the ordinary shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase by a third party of ordinary shares to be sold by the selling shareholder directly or through agents. We will not receive any of the proceeds from this offering.

        The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

        The selling shareholder and any underwriters, broker-dealers or agents that act in connection with the sale of securities registered pursuant to this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In no event shall any broker-dealer receive fees, commissions or mark-ups that, in the aggregate, would exceed eight percent (8%) of the gross proceeds received by the selling shareholder for the sale of the ordinary shares.

        To the extent required, the shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling shareholder, and the selling shareholder's failure to cover a short position at a lender's request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M.

        We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

        The following information describes our ordinary shares and preference shares and provisions of our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association. This description is only a summary. You should also refer to our Amended and Restated Memorandum of Association, which was filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q filed on December 7, 2007, and our Amended and Restated Articles of Association, which were filed as an exhibit to our Current Report on Form 8-K filed on April 9, 2008.

        Our authorized share capital is 101,000,000 ordinary shares, no par value, of a single class. As of February 2, 2009, there were 22,122,900 ordinary shares outstanding held by 6 shareholders of record; however, we believe the number of beneficial owners to be much larger. There are no preference shares outstanding.

Ordinary Shares

        Subject to preferences that may be applicable to any preference shares outstanding at the time, the holders of ordinary shares are entitled to the following:

        Dividends.    The holders of outstanding ordinary shares are entitled to receive, proportionately, dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors from time to time may determine, subject to any preferential dividend rights of any holder of outstanding preference shares.

        Voting.    Each holder of ordinary shares is entitled to one vote for each ordinary share held on all matters submitted to a vote of shareholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

        Preemptive Rights, Conversion and Redemption.    Our ordinary shares are not entitled to preemptive rights and are not subject to conversion into any other class of shares. Holders of ordinary shares do not have a right to call for their shares to be purchased, redeemed or otherwise acquired by us. We may only purchase, redeem or otherwise acquire ordinary shares with the consent of the holders of such shares.

        Liquidation, Dissolution and Winding-up.    Upon our liquidation, dissolution or winding-up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preference shares.

        Each outstanding ordinary share is, and all ordinary shares to be issued in this offering when they are paid for will be, duly and validly issued, fully paid and non-assessable.

Preference Shares

        Our board of directors is authorized, subject to the limits imposed by the BVI Business Companies Act, and pursuant to our Amended and Restated Memorandum of Association, to issue preference shares in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Our board of directors can also amend the Amended and Restated Memorandum of Association to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders.

        Our board of directors may authorize the issuance of preference shares with voting or conversion rights that adversely affect the voting power or other rights of our ordinary shareholders. The issuance of preference shares, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control and may cause the market price of our ordinary shares to decline or impair the voting and other rights of the holders of our ordinary shares. We have no current plans to issue preference shares.

Registration Rights

        Pursuant to the Registration Rights Agreement, we filed a registration statement on Form S-1 to register under the Securities Act the sale by BHNA of all of our ordinary shares currently held by BHNA. The registration statement on Form S-1 was declared effective on July 25, 2008. We have filed a Post-Effective Amendment to Form S-1 on Form S-3, of which this prospectus is a part, to convert the registration statement on Form S-1 into a registration statement on Form S-3. In addition, BHNA and certain of its associates and transferees may require us to register the sale by them of additional shares subsequently acquired by them. These holders are also entitled to "piggyback" registration rights with respect to certain registration statements we may file for our benefit or other shareholders, subject to various limitations.

        At any time while we are eligible to file a registration statement on Form S-3, BHNA may require us to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to its ordinary shares. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of ordinary shares held by BHNA to be included in a registration statement. We are generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. The sale of any of our ordinary shares by BHNA pursuant to a registration statement would result in those ordinary shares becoming freely tradable without restriction under the Securities Act.

Anti-Takeover Matters

        Our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the inability of shareholders to act by written consent and the inability of shareholders to call a shareholder meeting except by delivering to our board of directors a written request of holders of more than 30% of outstanding ordinary shares could have the effect of delaying consideration of a shareholder proposal until the requirements for calling a shareholder meeting can be met. They also require approval by holders of 66 2/3% of our outstanding ordinary shares to amend specified provisions of our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association or to approve any merger by us that would have the effect of making changes in our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association that would have required such affirmative vote if effected directly as an amendment. This requirement will render more difficult the dilution of the anti-takeover provisions of our Amended and Restated Memorandum and Articles of Association. Our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association also require action by 66 2/3% of our outstanding shares to remove a director without cause. This may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of our board of directors by filling the vacancies created by removal with its own nominees.

        Our board of directors also may amend our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association to create from time to time further classes of shares, including shares with preference rights attaching to them, with such rights and preferences as they may determine. The creation of preference shares may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

British Virgin Islands Law

        The laws of the BVI do not contain any limitations on the right of nonresident or foreign owners to hold or vote our ordinary shares. There are no laws, decrees, statutes or other provisions of the laws of the BVI that would operate to prohibit or regulate the remittance of dividends, interest and other payments to nonresident holders of ordinary shares.

Transfer Agent and Register

        Our transfer agent and registrar for the ordinary shares is BNY Mellon Shareowner Services.

Listing

        Our ordinary shares are listed on the NASDAQ Global Market under the symbol "FGXI."

MATERIAL UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences of the ownership of our shares as of the date hereof by U.S. Holders (as defined below) and non-U.S. Holders. Except where noted, this discussion deals only with shares held as capital assets. This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a non-U.S. Holder;

  •
  a bank;

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  an expatriate;

  •
  a tax-exempt organization;

  •
  a person holding our shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns, directly or indirectly, 10% or more of our voting stock;

  •
  a partnership or other pass-through entity or an investor in a partnership or a pass-through entity; or

  •
  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, which replacement, revocation or modification may be retroactive, so as to result in United States federal income tax consequences different from those discussed below.

        If you are considering the purchase, ownership or disposition of our shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any United States federal estate and gift tax consequences and any consequences arising under the laws of any other taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of ordinary shares that is:

  •
  an individual U.S. citizen or resident;

  •
  a corporation or other entity taxable as a corporation, for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our ordinary shares, you are urged to consult your tax advisor.

Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our ordinary shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his ordinary shares and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our ordinary shares will be treated as "passive income" and foreign source income for purposes of computing allowable foreign tax credits for United States federal income tax purposes.

        Dividends paid on our ordinary shares to a U.S. Holder who is an individual, trust or estate (a "U.S. Noncorporate Holder") generally will be treated as "qualified dividend income" that is taxable to such U.S. Noncorporate Holders at preferential tax rates (generally, through 2010) provided that (1) the ordinary shares are readily tradable on an established securities market in the United States (such as the NASDAQ Global Market); (2) we are not a passive foreign investment company (as discussed below) for the taxable year during which the dividend is paid or the immediately preceding taxable year; (3) the U.S. Noncorporate Holder has owned the ordinary shares for more than 60 days in the 121-day period beginning 60 days before the date on which the ordinary shares become ex-dividend; (4) the U.S. Noncorporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (5) the U.S. Noncorporate Holder has not elected to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. There is no assurance that any dividends paid on our ordinary shares will be eligible for these preferential rates in the hands of a U.S. Noncorporate Holder, although we believe that they will be so eligible.

Sale, Exchange or Other Disposition of Ordinary Shares

        Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss generally will be capital gain or capital loss and generally will be treated as U.S.-source income or loss for purposes of computing any allowable U.S. foreign tax credit. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gains of U.S. Noncorporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Application of Passive Foreign Investment Company Rules

        Special United States federal income tax rules apply to a U.S. Holder who holds stock in a foreign corporation classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a holder if, for any taxable year in which such U.S. Holder held our ordinary shares, either:

  •
  at least 75% of our gross income for such taxable year consists of passive income; or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        We must apply these tests by taking into account our proportionate share of the gross income and assets of any corporation in which we own, directly or indirectly, 25% or more of the value of the stock. For purposes of these tests, "passive income" generally includes dividends, interest and income equivalent to interest, royalties and rents (other than certain royalties and rents earned in the active conduct of a trade or business), annuities, gains from assets that produce passive income or certain assets that do not produce income (e.g., certain investment assets), certain gains from transactions in commodities or foreign currencies, and income from notional principal contracts.

        Based on a review of our assets and income, including our projected assets and income for the remainder of 2009 and future years, we believe that we will not be a PFIC for 2009 or any subsequent year. However, our status as a PFIC in any year will depend on our assets and income for that year, which will not be determinable until after the close of that year. Accordingly, there can be no assurance that we will not be treated as a PFIC in 2009 or any subsequent year.

        If we were treated as a PFIC for any taxable year during a U.S. Holder's holding period for our ordinary shares, then, subject to the "qualified electing fund" ("QEF") and mark-to-market rules described below, gains realized by the U.S. Holder on a sale, exchange or disposition of our ordinary shares and certain "excess distributions" received by the U.S. Holder with respect to our ordinary shares would be taxed under special "interest charge" rules. Under these rules, (i) such gains and excess distributions would be allocated ratably over the U.S. Holder's holding period for our ordinary shares, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income, (iii) the amount allocated to each other year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and (iv) an interest charge for the deemed benefit of the deferral of taxes would be imposed with respect to the resulting tax attributable to each such other year. For this purpose, a distribution is an "excess distribution" to the extent that the total distributions received by the U.S. Holder with respect to his shares in a given year exceed 125% of the average annual distributions received with respect to such shares during the three preceding taxable years (or, if shorter, the U.S. Holder's holding period for the shares).

        If a U.S. Holder makes a QEF election with respect to our ordinary shares, then for any year in which we are a PFIC the U.S. Holder must include in income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such amounts are distributed. If a U.S. Holder's QEF election is in effect for each year in his holding period for our ordinary shares during which we are a PFIC, the U.S. Holder will not be subject to the interest charge rules described above. A QEF election generally must be made on or before the due date for a U.S. Holder's federal income tax return for the first year to which the QEF election is to apply. A QEF election is available only if the U.S. Holder receives an annual information statement from the PFIC setting forth its ordinary earnings and net capital gains, as calculated for U.S. federal income tax purposes. If we determine that we are a PFIC for any particular year, we will supply a PFIC annual information statement, for each applicable year, to any U.S. Holder or former U.S. Holder who requests it. We will notify U.S. Holders if we become aware that we are a PFIC in any taxable year. U.S. Holders should consult their own advisors regarding the procedures for and consequences of making a QEF election.

        A U.S. Holder of shares of a PFIC that are regularly traded on a qualified exchange may elect to account for his shares on a mark-to-market basis. We anticipate that this election would be available for our ordinary shares. A U.S. Holder making this election would not be subject to the interest charge rules for any year for which the election was in effect. Instead, the U.S. Holder would include as ordinary income for each taxable year the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over such holder's adjusted tax basis in the ordinary shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the ordinary shares over the fair market value of such stock at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his ordinary shares would be adjusted to reflect any such income or loss amount taken into account. Gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

        If, on the date of death of a U.S. Holder owning our ordinary shares, we were classified as a PFIC and the U.S. Holder did not have a QEF or mark-to-market election in effect, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

        A U.S. Holder will be required to file IRS Form 8621 if he holds our ordinary shares in any year in which we are classified as a PFIC.

United States Federal Income Taxation of Non-U.S. Holders

        A beneficial owner of ordinary shares (other than a partnership) that is not a U.S. person is referred to herein as a "Non-U.S. Holder."

Dividends on Ordinary Shares

        Subject to the potential application of the anti-inversion rules discussed below, non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our ordinary shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Ordinary Shares

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a U.S. trade or business for United States federal income tax purposes, the income from the ordinary shares, including dividends and the gain from the sale,

exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business generally will be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Application of Anti-Inversion Rules

        Section 7874 of the Internal Revenue Code contains an "anti-inversion" provision under which a foreign corporation may be treated as a U.S. corporation for all U.S. federal tax purposes if:

  •
  the foreign corporation acquires substantially all the properties of a U.S. corporation;

  •
  the former shareholders of the U.S. corporation hold, by reason of owning stock in the U.S. corporation, at least 80 percent of the stock of the foreign corporation (the "80 percent test"); and

  •
  the foreign corporation does not have substantial business activities in its country of organization.

        In 2004, our subsidiary, FGX International Limited, acquired all of the stock (and, therefore, indirectly acquired all of the properties) of AAIFG from certain of its affiliates in a corporate restructuring. As a result of that restructuring, the former shareholders of AAIFG acquired more than 80 percent of the stock of FGX International Limited. Moreover, FGX International Limited did not have substantial business activities in the BVI, its country of organization. Nevertheless, we believe that FGX International Limited should not be treated as a U.S. corporation under Section 7874 because its acquisition of AAIFG should qualify for an exception, set forth in Treasury regulations, that is designed to exempt certain "internal restructurings" from the anti-inversion rules.

        Treasury regulations promulgated under Section 7874 provide that stock in a foreign corporation held by a member of that foreign corporation's "expanded affiliated group" ("EAG") may be excluded from the numerator, but not the denominator, of the fraction to which the 80-percent test is applied if:

  •
  before the acquisition of the U.S. corporation, 80 percent or more of the stock of the U.S. corporation was owned, directly or indirectly, by the corporation that is the common parent of the EAG after the transaction, and

  •
  after the acquisition, 80 percent or more of the stock of the foreign acquiror is owned directly or indirectly by such common parent.

        An EAG is a group of corporations, whether domestic or foreign, comprising (i) a parent corporation and (ii) each other corporation, more than 50 percent of the stock of which (measured by vote and value) is owned, in the aggregate, by the parent corporation or by other corporations in the group. The parent of FGX International Limited's EAG is Medici I Investments Corp., a BVI corporation ("Medici I"), which (i) owned more than 80 percent of AAIFG immediately before the acquisition of that company by FGX International Limited and (ii) owned more than 80 percent of FGX International Limited after that acquisition by reason of its former ownership of AAIFG.

        Accordingly, pursuant to the regulatory exception described above, we believe the stock of FGX International Limited that was owned by Medici I should be excluded from the numerator, but not the denominator, of the fraction to which the 80 percent test is applied. As a result, the 80 percent test is not satisfied, and Section 7874 should not apply to the acquisition of AAIFG by FGX International Limited. We believe our initial public offering of ordinary shares should not affect this conclusion. If we were treated as a U.S. corporation, dividends paid by us to Non-U.S. Holders generally would be subject to a 30% withholding tax, subject to possible reduction under an income tax treaty between the

United States and the Non-U.S. Holder's country of residence. In addition, in that event our ordinary shares would be deemed to be situated within the United States for purposes of the U.S. federal estate tax, and would be includible in the gross estate of a Non-U.S. Holder for purposes of that tax.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States (or outside the United States, if we are treated as a U.S. corporation under the anti-inversion rules) to a non-corporate U.S. Holder will be subject to information reporting requirements. Such payments or distributions to a non-corporate U.S. Holder also may be subject to backup withholding tax, if the non-corporate U.S. Holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that he has failed to report all interest or dividends required to be shown on his United States federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        A Non-U.S. Holder who effects the sale of his ordinary shares by or through a U.S. office of a broker is subject to both information reporting and backup withholding tax on the payment of the proceeds unless he certifies that he is not a U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells his ordinary shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if such a holder sells his ordinary shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information requirements will not apply, however, if the broker has documentary evidence in its records that such holder is a non-U.S. person and certain other conditions are met, or such holder otherwise establishes an exemption. Backup withholding tax is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such taxpayer's United States federal income tax liability by filing a refund claim with the IRS.

MATERIAL BRITISH VIRGIN ISLANDS
TAX CONSEQUENCES

        We are exempt, and all dividends, interest, rents, royalties, compensations and other amounts paid by us and capital gains realized with respect to any shares, debt obligations or other securities of ours are also exempt, from all provisions of the Income Tax Act (BVI). Further, no estate, inheritance, succession or gift tax is payable under BVI law with respect to any shares, debt obligations or other securities of ours.

        Unless and until we have an interest in land situated in the BVI, or own shares in a subsidiary which has an interest in land situated in the BVI, all instruments relating to transfers of property to or by us, all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from the payment of stamp duty in the BVI.

        Unless and until we become an employer in the BVI, we shall not be liable for any payroll tax under the Payroll Taxes Act, 2003.

        Holders who are not tax residents in the BVI will not be subject to any income, withholding, capital gains, estate or inheritance taxes in the BVI, with respect to our ordinary shares owned by them and dividends received on such ordinary shares.

LEGAL MATTERS

        The validity of the issuance of the ordinary shares offered hereby has been passed upon for us by Ogier, Tortola, British Virgin Islands.

EXPERTS

        The consolidated financial statements and schedule of FGX International Holdings Limited as of December 29, 2007 and December 30, 2006 and for each of the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005 and the financial statements of Dioptics Medical Products, Inc. as of September 30, 2008 and September 30, 2007 and for each of the fiscal years ended September 30, 2008 and September 30, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information incorporated by reference modifies or supersedes the existing information.

        The following documents filed by us with the SEC (File No. 001-33760) are hereby incorporated by reference into this prospectus except as otherwise indicated:

  •
  Our Annual Report on Form 10-K for the year ended December 29, 2007 as filed on March 14, 2008;

  •
  Our Definitive Proxy Statement on Schedule 14A as filed on April 10, 2008;

  •
  Our Quarterly Reports on Form 10-Q for the period ended March 29, 2008, as filed on May 9, 2008, the period ended June 28, 2008, as filed on August 7, 2008, and the period ended October 4, 2008, as filed on November 13, 2008;

  •
  Our Current Reports on Form 8-K as filed on February 6, 2008, April 9, 2008, September 18, 2008, November 26, 2008, December 5, 2008 and February 9, 2009 (except for any information furnished under Item 2.02 or Item 7.01 of any Current Report);

  •
  The description of our ordinary shares contained in the section entitled "Description of Share Capital" in the prospectus included in our Registration Statement on Form S-1 (File No. 333-139525), filed on December 20, 2006, as amended (which is incorporated by reference into our Registration Statement on Form 8-A, filed on October 22, 2007 (File No. 001-33760)); and

  •
  All documents we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial post-effective amendment to registration statement on Form S-1 on Form S-3, of which this prospectus is a part, and prior to the effectiveness of such post-effective amendment, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents.

        You may obtain copies of these filings, at no cost, through the Investors section of our web site (www.fgxi.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

FGX International Holdings Limited
Attention: Investor Relations
500 George Washington Highway
Smithfield, Rhode Island 02917
Telephone: (401) 231-3800

        Information contained on our web site that is not specifically incorporated by reference is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table itemizes the fees and expenses payable by the registrant in connection with the registration of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$2,458
Printing and engraving expenses	$5,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$30,000
Miscellaneous expenses	$2,542
Total	$50,000

Item 15.    Indemnification of Directors and Officers.

        The BVI Business Companies Act, 2004 of the laws of the British Virgin Islands, permits a BVI business company to indemnify directors and officers and permits a BVI business company to acquire liability insurance for directors and officers. These provisions will not limit the liability of directors under United States federal securities laws. Under our Amended and Restated Articles of Association, directors and officers are entitled to indemnification as follows:

        1.     Subject to the limitations hereinafter provided, the registrant shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

          (a)   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the registrant; or

          (b)   is or was, at the request of the registrant, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

        2.     The registrant may only indemnify a person if the person acted honestly and in good faith and in what he or she believed to be in the best interests of the registrant and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the registrant and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Amended and Restated Articles of Association, unless a question of law is involved.

        3.     The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the registrant or that the person had reasonable cause to believe that his or her conduct was unlawful.

        4.     The registrant may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the registrant, or who at the request of the registrant is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the registrant has or would have had the power to indemnify the person against the liability as provided in our Amended and Restated Articles of Association.

        In addition, the registrant has entered into indemnification agreements with its directors and officers providing for indemnification to the greatest extent permitted by applicable law against (a) all expenses and liabilities incurred by any such person who was or is a party or is threatened to be made a party to, or otherwise becomes a participant (as a witness or otherwise) in, any proceeding (other than an action by or in the right of the registrant) by reason of the indemnitee's status with or service to the registrant and (b) certain expenses if the indemnitee was or is a party or is threatened to be made a party to, or otherwise becomes a participant (as a witness or otherwise) in any proceeding by or in the right of the registrant to procure a judgment in the indemnitee's favor by reason of the indemnitee's status with or service to the registrant. Such agreements provide, among other things, that if a person to be indemnified has been successful on the merits of any Proceeding (as defined therein), the person is entitled to be indemnified against all expenses reasonably incurred by the person in connection therewith.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.    See Exhibit Index immediately following the signature page to this registration statement.

        (b)   Financial Statement Schedules.    None.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (i)(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of

1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smithfield, State of Rhode Island, on this 9th day of February, 2009.

FGX INTERNATIONAL HOLDINGS LIMITED
By:	/s/ ALEC TAYLOR Alec Taylor Chairman and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ALEC TAYLOR Alec Taylor	Chairman, Chief Executive Officer (Principal Executive Officer)	February 9, 2009
/s/ ANTHONY DI PAOLA Anthony Di Paola	Executive Vice President, Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	February 9, 2009
/s/ JARED BLUESTEIN* Jared Bluestein	Director	February 9, 2009
/s/ JENNIFER D. STEWART* Jennifer D. Stewart	Director	February 9, 2009
/s/ ZVI EIREF* Zvi Eiref	Director	February 9, 2009
/s/ ROBERT L. MCDOWELL* Robert L. McDowell	Director	February 9, 2009

        The person whose signature appears below constitutes and appoints each of Alec Taylor, Anthony Di Paola, and Jeffrey J. Giguere severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as any of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature	Title	Date

/s/ CHARLES HINKATY Charles Hinkaty	Director	February 9, 2009

*
Executed by Alec Taylor on behalf of those persons indicated pursuant to powers of attorney filed with the registration statement on Form S-1 initially filed with the SEC on June 24, 2008 and declared effective July 25, 2008 (File No. 333-151896).

Exhibit Index

No.	Description	Reference
4.1	Form of Specimen Ordinary Share Certificate	(1)
5.1	Opinion of Ogier	(2)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (regarding reports with respect to certain audited financial statements of the Company)	(3)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (regarding reports with respect to certain audited financial statements of Dioptics Medical Products, Inc.)	(3)
23.3	Consent of Ogier	(2)
24.1	Powers of Attorney	(2)(3)

(1)
Incorporated by reference to the filing of such exhibit with our Form 10-Q for the period ended September 29, 2007 filed with the SEC on December 7, 2007 (File No. 001-33760).

(2)
Incorporated by reference to the filing of such exhibit with our registration statement on Form S-1 initially filed with the SEC on June 24, 2008 and declared effective on July 25, 2008 (File No. 333-151896).

(3)
Filed herewith.